UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported):
August 25, 2005
LENNOX INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15149	42-0991521
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
2140 Lake Park Blvd.
Richardson, Texas 75080
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code:
(972) 497-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 25, 2005, Lennox International Inc. (the “Company”) entered into Change of Control Employment Agreements (each, a “New Agreement”) with each of Susan K. Carter, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, and William F. Stoll, Jr., the Company’s Executive Vice President, Chief Legal Officer and Secretary (each, an “Executive”).
     The New Agreements supercede the Change of Control Employment Agreements between the Company and each of Ms. Carter and Mr. Stoll executed in 2004 (the “2004 Agreements”) and all other previous change of control arrangements between the Company and the Executives. Under the 2004 Agreements, if an Executive’s employment with the Company was terminated during a specified period following a change of control or potential change of control, the amounts and benefits to which such Executive was entitled depended on, among other things, his or her length of service with the Company. The New Agreements remove the length of service requirements so that each Executive will be entitled to, subject to other terms and conditions of the New Agreements, the full amounts and benefits provided thereunder without regard to such Executive’s length of employment with the Company. Except as described above, the terms of the New Agreements are substantially identical to the 2004 Agreements.
     The New Agreements provide that, during the term of an Executive’s New Agreement (generally two years from the date of a change of control or a potential change of control), such Executive’s position, authority, duties and responsibilities may not be diminished, and all forms of compensation, including salary, bonus, regular salaried employee plan benefits, stock options, restricted stock and other awards, generally must continue on a basis no less favorable than at the beginning of the term of the New Agreement and, in the case of specified benefits, must generally continue on a basis no less favorable in the aggregate than the most favorable application of such benefits to any of the Company’s employees.
     If the Company terminates the Executive during the term of his or her New Agreement other than for cause or disability or if the Executive terminates employment with the Company for good reason or for any reason during a window period (the 90-day period commencing 366 days after any change of control), the Company is required to pay or provide to such Executive the following amounts and benefits:
•	a lump-sum cash payment equal to the sum of his or her then unpaid current salary, the pro rata portion of the highest bonus earned during the preceding three years, and previously deferred compensation and accrued vacation time;

•	a lump-sum cash payment equal to the sum of three times the Executive’s annual base salary and three times the highest annual bonus paid or awarded to the Executive during the preceding three fiscal years;

•	a lump-sum cash payment equal to the sum of three times the Executive’s annual base salary and three times the highest annual bonus paid or awarded during the preceding three fiscal years, to reflect the equity component of the Executive’s compensation;

•	a lump-sum cash payment equal to the sum of 15% of the Executive’s annual base salary, in lieu of outplacement services, and three times 15% of the annual base salary that would have been paid or awarded to the Executive during the fiscal year that includes the date of termination, for the perquisites component of the Executive’s compensation;

•	for purposes of the Company’s supplemental retirement plan and the Company’s profit sharing restoration plan, three additional years added to each of the service and age criteria; and

•	continued coverage under the Company’s employee welfare benefits plans for up to four and one-half years after termination.
          In addition, all options, restricted stock and other compensatory awards held by such Executive will immediately vest and become exercisable, and the term of such awards will be extended for up to three years following termination of employment. Such Executive may also elect to cash out equity-based compensatory awards at the highest price per share paid by specified persons during the term of his or her New Agreement or the six-month period prior to the beginning of the term of his or her New Agreement.
     The New Agreements also provide for certain benefits if, during the term of an Executive’s New Agreement, such Executive’s employment with the Company is terminated by reason of death or disability. The New Agreements require the Executives to maintain the confidentiality of the Company’s information and, for a period of 24 months following termination of employment, to avoid any attempts to induce the Company’s employees to terminate their employment with the Company.
     The foregoing summary of the New Agreements is qualified in its entirety by reference to the full text of the form of New Agreement attached hereto as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.

EXHIBIT
NUMBER	DESCRIPTION
10.1	Form of Change of Control Employment Agreement entered into between the Company and each of Susan K. Carter and William F. Stoll, Jr.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENNOX INTERNATIONAL INC.
Date: August 31, 2005	By:	/s/ Kenneth C. Fernandez
		Name:	Kenneth C. Fernandez
		Title:	Associate General Counsel

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
10.1	Form of Change of Control Employment Agreement entered into between the Company and each of Susan K. Carter and William F. Stoll, Jr.

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